Exhibit 99.1

March 24, 2020: 4:30PM Eastern

Air Industries Group Announces Significantly Improved Results for 2019

with Double Digit increases in Revenue, Gross Profit and Operating

Profitability for the Year.

Bay Shore, NY -- (Business Wire) –March 24, 2020 – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors today announced its fiscal 2019 results.

Fiscal 2019 Highlights from Continuing Operations

●	Consolidated net sales from continuing operations were $54.6 million in 2019 a significant increase of $10.1 million or 23% compared to $44.5 million in 2018.

●	Consolidated gross profit from continuing operations, was $9.1 million in 2019 and increased dramatically by $3.7 million or 69% from $5.4 million in fiscal 2018. Gross profit as a percentage of sales increased to 16.7% for 2019 from 12.1% in 2018. This improved gross profit results in part from increased manufacturing through-put absorbing manufacturing overhead and cost savings resulting from the consolidation of factories on Long Island.

●	Operating expenses from continuing operations for 2019 were $8.5 million an increase of approximately $200,000 or 2.4% compared to $8.3 million in fiscal 2018.

●	Air Industries had operating income from continuing operations of $ 328,000 in 2019 compared to an operating loss of $4.9 million in 2018.

●	Interest and financing costs were $3.6 million in fiscal 2019 as compared to $3.9 million in 2018. Cash interest paid in 2019 was $2.3 million, compared to $1.5 million in 2018. On December 31, 2019, the Company refinanced its credit facilities moving from PNC Business Credit to Sterling National Bank. During 2019, the PNC credit facility had interest rates of 500 basis points over the PNC Alternate Base (prime ) rate, or approximately 9.5% for most of 2019. In addition PNC charged facility renewal fees of $ 500,000 for the year. The Sterling National Bank credit facility has interest rates equal to 30-day LIBOR plus 200 basis points. Air Industries interest rate today is less than 4.00%.

●	Adjusted EBITDA as shown in the table below was $5.2 million. Adjusted EBITDA is a non-GAAP financial measure which is reconciled to the most directly comparable GAAP financial measure and is more fully defined in the below table.

2019
Net Loss from Continuing Operations	$(2,598)
Add-backs to Ebitda
Interest	3,561
Taxes	37
Depreciation & Amortization	3,002
Ebitda	4,002
Add-backs to Adjusted Ebitda
Abandonment of 360 Motor lease	275
Bank Charges	308
Stock Compensation	622
Adjusted Ebitda	$5,207

Liquidity Position

Total notes payable and financed lease obligations (the large majority carried as current liabilities) were increased modestly to approximately $26.0 million as of December 31, 2019 compared to $25.1 million at December 31, 2018.

As discussed above, Air Industries refinanced its credit facilities with Sterling National Bank (SNB) on December 31, 2019. The SNB facility includes a term loan of $ 3.8 million amortizable over 8 years. The proceeds of the term loan were used to retire the PNC term loan and nearly all of Air Industries capital lease obligations.

The combination of the significantly lower interest rates and extended amortization of the SNB credit facility will reduce the Company’s cash interest and cash principal amortization by approximately $ 2.5 million per year.

CEO Commentary

Lou Melluzzo, CEO of Air Industries said, “Our results in 2019 are very gratifying and a testament to the successful restructuring of our operations during 2018. Sales have increased significantly and bookings were up nearly 50% from the previous year. With the added growth, our gross profit has improved by 4 and ½ percentage points from the previous period. The results of 2019 enabled us to refinance our credit facilities with Sterling National Bank, dramatically reducing our interest rate and greatly reducing our monthly and annual cash needs for principal amortization. This will result in significantly more financial flexibility in 2020 and beyond.

We expect to continue to increase sales, profitability and invest in our operations in 2020. It has been our custom, to issue financial guidance for the coming year in our annual press release. However, in light of the current crisis we think it prudent to defer doing so now. We will issue guidance as soon as conditions normalize.”

Additional information about the Company can be found in its filings with the SEC.

Investor Conference Call

Management will host a conference call on Wednesday March 25th at 08:30 AM Eastetn.

Conference Toll-Free Number 1.800.309.1256

Passcode – 572 887

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors.

Forward Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact Information

Air Industries Group

631.968.5000

ir@airindustriesgroup.com

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